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                              ####

[Advertisement appearing in newspapers commencing August 11, 1996]

                    To KCPL Shareholders


                          EVERYONE
                            WINS

                        SHAREHOLDERS
                          CUSTOMERS
                          EMPLOYEES
                         COMMUNITIES

                      KCPL & UtiliCorp.
Our two strong companies combine 193 years of providing value, reliability, commitment and support for all our constituencies.
Together, we'll be even better.  Thank you for your continuing support of our merger.

  Vote FOR the proposed merger of KCPL and UtiliCorp on the
                      WHITE proxy card.

                         [KCPL logo]

  KCPL & UtiliCorp:  The right investment for your future.



If you have any questions about the merger or need assistance completing the white proxy card, please call KCPL
INVESTOR RELATIONS toll free at 1-800-245-5275.



August 11, 1996

[Excerpts from employee newsletter distributed August 12, 1996]


SHAREHOLDERS' MEETING SET FOR 10 A.M., AUG. 16

     KCPL's Special Meeting of Shareholders to vote on the strategic merger with UtiliCorp will take place at 10 a.m. on Friday, Aug. 16, at the Westin Crown Center in Kansas City, Mo. The Aug. 7 meeting was postponed to give KCPL shareholders additional time to consider the Aug. 2 U.S. District Court decision by Federal Judge Scott Wright. Judge Wright ruled that the KCPL/UtiliCorp merger requires the affirmative vote of two-thirds of KCPL's outstanding shares.

     "Nothing has changed regarding the fundamental benefits of the KCPL/UtiliCorp merger," KCPL President Drue Jennings said, "and we look forward to giving KCPL shareholders the opportunity to vote on the merger. A KCPL/UtiliCorp combination will match KCPL's experience and strength in regulated businesses with UtiliCorp's strength in unregulated businesses. The resolve of the Board remains firm: Western's ability to pay dividends at its promised rate is not credible to KCPL -- as Western would be required to use in 1998 more than 90 percent of its earnings on a going-forward basis to cover dividend payments."

     Jennings added, "It remains KCPL's position that the merger as restructured on May 20, 1996, does not require a two-thirds vote but rather requires the approval of a majority of those shares voting at a meeting. Quite frankly, we are both surprised and disappointed with the District Court's ruling, which, if it remains in effect, would permit a relatively small minority (including shares not even voted) to thwart the wishes of the holders of a substantial majority of KCPL shares."

     In a meeting with managers on Wednesday, Aug. 7, Jennings said that, despite the distractions created by merger activities, KCPL's operations continue to run smoothly. "What we're doing is working," he added. "The fact of the matter is that people are keeping their eye on the ball in terms of running the company. We're in good shape."

     He said that KCPL is "competing for our right to pursue a future we've got a lot of confidence in.

     "No matter how proud I am of what we've accomplished in the past, our future will be different from what we've faced before.

     "There's a sense of passion I detect among employees and in the community that underpins what we're doing."

                            #####

MERGER Q&A

Q:Is Aug. 16 the earliest date we could hold the
  rescheduled meeting?
A:Yes. Missouri law requires a minimum of 10 days to notify shareholders of a meeting, and since notice was given on Aug. 6, Aug. 16 is the earliest date we could use under Missouri law.

Q:How long will it take for the judge to rule on whether we
  can appeal the Aug. 2 decision?
A:We don't know if Judge Wright will demand that we wait for the official tabulation of results or if we will be able to use an unofficial tally. We'll get the voting results to the judge as quickly as possible and ask him to certify the appeal if the vote falls between the simple majority of shares voted and the two-thirds of outstanding shares requirements.

Q:Transition planning has been on hold for the last several weeks. After Friday, Aug. 16, will we restart our efforts in that area?
A:Yes, we'll pick up the pace again after Friday's shareholders' meeting.

                            #####

AN EDITORIAL
WHY KCPL SAID "NO" TO WESTERN RESOURCES AND "YES" TO
UTILICORP

     KCPL's Board of Directors carefully considered whether a merger with Western made sense. KCPL knows Western's management; we know their business. Long before reaching the merger agreement with UtiliCorp, KCPL talked with Western about a possible combination. The KCPL board concluded that Western did not provide a strategic fit with KCPL that would create adequate benefits for shareholders, employees and customers. The board saw significant business risks in a Western merger and none of the business advantages confirmed in our proposed merger with UtiliCorp.

     Our efforts to identify the best possible partner date to the early 1990s, when the board began discussing the looming changes in the utility industry and how best to prepare for them. We evaluated our own strengths, which included one of the lowest fuel procurement costs in the industry, and our efficient operations, which make us a low-cost provider. We also considered the fact that our business is heavily concentrated in the regulated sector.

     The KCPL board reached its conclusions about Western after being deeply involved in the entire merger process and participating actively in every key decision.

     The board identified two key priorities in our business plan for the future: attaining sufficient size to be a player in a consolidated industry and diversifying into non-regulated energy businesses. It then began to look for potential partners that could help us achieve these goals, including two in our own backyard -- UtiliCorp United and Western Resources.

     In June 1994, we held preliminary discussions with Western about a possible merger. After confidential information was exchanged, we concluded that this merger did not meet our long-term goals, and informed Western of that fact two months after the discussions began. Western continued to express interest in a merger with KCPL through the end of 1995, but KCPL reaffirmed to Western that the board believed such a combination was not in the best interest of KCPL shareholders.

     Among other things, it was clear that a Western/KCPL combination would continue to concentrate our business in the regulated sector -- not provide the diversity called for by our business plan.

     Moreover, overlapping territories would result in unnecessary duplication of our efforts, which we believe would put employee positions at greater risk for elimination. Overlapping territories would also further concentrate our business in limited regulatory jurisdictions with similar weather conditions -- not provide the diversity called for by our business plan.

     Additionally, a Western/KCPL combined company would own
94 percent of the Wolf Creek nuclear plant, concentrating a substantial amount of capital and risk in a single generating facility -- not providing the diversity called for by our business plan.

     KCPL renewed talks with UtiliCorp, a company whose aggressive entrepreneurial spirit was an excellent complement to KCPL's more conservative culture. The board was impressed by UtiliCorp's foresight in launching the electric and gas utility industry's first national brand, EnergyOne. The board realized the value of their geographically diversified operations throughout the United
States and overseas, providing expansion opportunities beyond our current operating area in Kansas City, eastern
Kansas and western Missouri. Our agreement to merge our two strong companies was announced in January.

     Having studied Western's recent offer at length, the board is concerned that Western's proposal is based on faulty assumptions. For instance, we believe that Western has significantly overestimated the amount of savings that would result from a Western/KCPL merger. For this and other reasons we have stated, the KCPL board has serious doubts about the reliability of Western's financial forecasts.

     KCPL is not looking for vague promises of short-term gain based on questionable assumptions. KCPL is looking for a partnership that will not only provide solid value in the short term but build the strongest business and richest value over the long term.

     Western's offer is a stock transaction, not a cash offer, and the KCPL board has serious questions as to what Western's paper is really worth now and in the future. It is important to remember that hostile takeovers can take years to complete, and there has never been a successful hostile takeover of an electric utility.

     The KCPL board believes that a KCPL/UtiliCorp combination offers greater value to our shareholders. Our vision for our combined company, Maxim Energies, is to be a vigorous participant in the global energy marketplace, adding diversified products and services, entering new markets and growing revenues, income and share value for our shareholders.

     Our board is totally confident that the KCPL/UtiliCorp merger will position us for competitive success. The competing proposal will not. And that is why the KCPL board said "no" to Western and "yes" to UtiliCorp.

                            #####

RETIREES ASK QUESTIONS ABOUT THE KCPL/UCU MERGER

     On Wed., July 17, members of the John Lynn Club met with KCPL officers Jeanie Latz and Bailus Tate to discuss details of the KCPL/UtiliCorp merger. The following recaps some of the questions and answers from that meeting.

Q:How will the KCPL/UCU merger affect pensions?
A:Pension plans for retired employees will not be affected by the merger. Those plans, put in place by KCPL, are regarded as a contract with retirees and cannot be changed because of a merger. Other retiree benefits will be examined by the Human Resources Transition Team as it creates policies on all benefits issues. KCPL anticipates the total value of compensation and benefits to remain the same. However, specific details have not yet been determined.

Q:What happens to the pension trust fund?
A:No changes will be made to the pension trust fund for current retirees. Pension benefit funds are set aside in a trust to pay the pension benefits elected for the lifetime of the retiree.

Q:How will the merger affect retirees' insurance, hospitalization, prescription drug programs and other benefits?
A:Retiree benefits will be examined by the Human Resources
  Transition Team as it creates policies on all benefits issues. KCPL anticipates the total value of benefits to remain the same. However, specific details have not yet been determined.

Q:How do UCU's retirement benefits and salaries compare
  with ours?
A:Both companies have established retirement benefit plans.
  Although we have similar programs, there are some benefit differences, which the HR Transition Team is currently evaluating.

Q:Is it true that the company is studying retiree health
  benefits as a way to lower costs to Maxim Energies?
A:KCPL and UCU are carefully considering all Human
  Resources policies for the new company. Neither company has specifically determined that retiree health benefits must be cut to save money. KCPL has stated that it does not anticipate decreasing retiree benefits in any manner.

Q:What will happen to the John Lynn, Powerlite and Quarter
  Century Clubs if we merge with UCU?
A:Those groups will continue to exist.

Q:Will Maxim continue the policy of hiring summer students from the families of employees and retirees? Will it continue to hire retirees for temporary special projects?
A:Again, the HR Transition Team will determine specific policies for Maxim Energies. You'll be apprised as soon as those decisions are made.

  If retirees have additional questions about the merger, they can call the Employee Merger Hotline at 1-800-718-8788.

                            #####

UTILICORP SECOND QUARTER EARNINGS UP 285 PERCENT

     On Thursday, July 25, UtiliCorp announced that for the second quarter ended June 30, 1996, its earnings available for common shares were $25.8 million, up 285 percent from earnings of $6.7 million in the second quarter of 1995.

     The second quarter results reflect increased contributions from international ventures and domestic non-regulated businesses. Earnings from the UtilCo Group subsidiary included an after-tax gain of $11.8 million, primarily the result of a long-term lease arrangement at an independent power project in California in which UtilCo
Group holds a 23 percent interest. Earnings from domestic utility operations were also stronger than in last year's quarter.

     "The excellent results for the second quarter further demonstrate the success of our strategy for growth in non-regulated and international business," said Rick Green, UCU chairman and CEO. "Not including the net gain from transactions at UtilCo Group, earnings were more than double the year-ago results, which positions us with very positive momentum for the second half of this year."

     Primary earnings per common share for the 1996 quarter were 55 cents, up 267 percent from 15 cents. Average common shares outstanding increased 3.7 percent, from 45.1 million a year earlier to 46.7 million, due primarily to a positive response to the company's direct customer stock purchase plan.

     The Aquila Energy subsidiary reported increased gas pipeline throughput and natural gas liquids production. Natural gas trading activities also grew during the quarter, a period marked by increased price volatility. Net income of Aquila Gas Pipeline Corporation, which is 82 percent owned by Aquila Energy, increased 88 percent over the 1995 quarter, reflecting growth in pipeline throughput and higher natural gas liquids production and pricing. The Aquila Power subsidiary has grown quickly since being started in 1995, Green added. In the 1996 first quarter, it ranked as the 15th largest national marketer of electricity, and its volumes have already more than doubled since then.

     "Our utilities in Canada, Australia and New Zealand all contributed to the rise in second quarter earnings," Green said. Earnings from Canadian operations rose significantly compared to a year ago, reflecting a recent rate increase and growth in customers. UCU's 49.9 percent interest in United Energy, the Australian electric distribution utility it has operated since Sept. 1995, contributed $3.3 million to net income for the second quarter. "United Energy's contribution to date is well above our original expectations," Green said, "due largely to favorable results from transforming its operations and marketing to a competitive, customer-focused model ahead of plan."

     Sales for the second quarter 1996 were $765.0 million, up 27 percent compared to 1995 second quarter sales of $600.8 million. Income from operations was $35.1 million, up from $34.9 million.

     For the six months ended June 30, sales were $1.8 billion, up 39 percent from $1.3 billion in the six months a year earlier. Income from operations was $122.1 million, up from $116.5 million. Earnings available for common shares were $62.6 million, up 63 percent from $38.4 million, and primary earnings per share were $1.35, up 59 percent from 85 cents.

                            #####

NEWS FROM UTILICORP

     UCU and Adaptive Networks, Inc., of Brighton, Mass., signed a three-year licensing agreement to jointly develop advanced technology applications and bring them to the growing global energy market.

     Adaptive Networks is a recognized leader in power-line communications technology, whereby existing AC power lines become a communications network. Semiconductor chips installed in each device or machine connected to the power network transmit and receive data, making it possible to develop computer software to centrally monitor or control everything from air conditions and cash registers to utility telemetering equipment and vending machines.

                           *******

     UCU announced on Friday, Aug. 2, it will postpone construction of a power plant in Pueblo, Colo., because it recently agreed to purchase electricity in bulk at a low price.

     The amended contract with the Public Service Co. of Colorado will reduce electric costs for UCU's 78,000 southern Colorado customers by as much as $1 million a year.

                           *******

     Rick Green, UCU chairman and CEO, introduced Rep. Dan
Schaefer (R-Colo.) at a Capitol Hill press conference on July 11, stating: "We applaud the efforts of Dan Schaefer and his staff for crafting a measure that finally gets the ball rolling to deregulate electricity. It's not an overstatement when we say that the American consumer gained a real champion today with the introduction of his legislation."

     The comprehensive reform bill introduced by Schaefer, chairman of the House Commerce Energy and Power
Subcommittee, "opens the great debate on choice in this country," Green added, "and represents the best kind of American economics -- common sense for the customer.

     "Informed discussion and input from the states will help Congress shape final legislation, and American energy customers can soon look forward to choosing energy providers based not on the old monopoly model, but on competitive pricing and access to a wider array of value-added products and services."